Exhibit 3.4

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF US NUCLEAR CORP

(Pursuant to Section 151 of the Delaware General Corporation Law)

The undersigned, Robert I. Goldstein, as the President of US Nuclear Corp, a Delaware corporation ("Corporation"), hereby certifies that pursuant to the authority contained in Article IV of the Corporation's Certificate oflncorporation dated February 14, 2012, as amended, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, and the Bylaws of the Corporation the Board of Directors of the Corporation has adopted the following resolution creating a series of preferred stock designated as "Series A Convertible Preferred Stock."

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and the designation and amount thereof and the voting powers, preferences, and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Number of Shares. The series of preferred stock created hereby shall be designated as "Series A Convertible Preferred Stock" (the '"Series A Preferred Stock"). The number of shares constituting such Series A Preferred Stock shall be 10,000 shares, par value of $.0001, out of the 5,000,000 shares, par value of$.0001, of preferred stock authorized by the Corporation in its Certificate of Incorporation.

2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of $1,000 (the "Stated Value").

3. Conversion Rights. Each holder of Series A Preferred Stock shall have the right to convert l share of Series A Preferred Stock into l 0,000 shares of common stock in the Corporation, at the election of the holder by the holder delivering written notice of such conversion to the Board of Directors for the Corporation, pursuant to any procedure established by the Board of Directors.

4. Dividends. Holders of Series A Preferred Stock shall be entitled to receive an annual dividend, payable quarterly (i.e., every three months in a calendar year), within ninety (90) days of the last day of the applicable quarter, and prorated, where and if necessary, of either (a) 6% of the holder's Stated Value, in the aggregate based on the number of Series A Convertible Shares titled to such holder, in cash, or (b) 12% of the holder's Stated Value, in the aggregate based on the number of Series A Convertible Shares titled to such holder, in shares of common stock valued as of the date of the last day of the applicable quarter, based on the listing of the Corporation's common stock on the OTC Market, or if such shares of common stock are not listed on the OTC Market as of the last day of the applicable quarter, the fair market value of the common stock, as valuated by the Board of Directors exercising its sole discretion. The issuance of such shares under subsection 4(b) herein shall be made in reliance on any available exemption from registration under federal or state law, including but not limited to, Section 4(a)(2) of the Securities Act of 1933, as amended ("Act''), and/or Rule 506(b) of Regulation D promulgated under the Act.

5. Voting Rights. Holders of Series A Preferred Stock shall be entitled to vote on any and all matters submitted to the vote of the common shareholders of the Corporation with each share of Series A Preferred Stock equaling I0,000 shares of shares of common stock on a fully converted basis

6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value per share, plus accrued and unpaid dividends (where and if applicable), before any distribution is made to the holders of Common Stock or any other series of stock.

7. Adjustment for Stock Splits and Combinations. In the event the Corporation shall at any time or from time to time after the date of issuance of the Series A Preferred Stock effect a stock split or stock dividend, the Conversion Ratio shall be proportionally adjusted.

8. No Other Rights. The shares of the Series A Preferred Stock shall have no other preferences, privileges, or voting rights except as set forth above or as required by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 25th day of September, 2024.

/s/ Robert I. Goldstein
Robert I. Goldstein
Chief Executive Officer
President
US Nuclear Corp
As authorized by Board consent